Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-182929, 333-182928, 333-62013, 333-41376, 333-43486, 333-100574, 333-106310, 333-116734, 333-127057, 333-135360, 033-61111, 333-116733, 333-144182, 333-144191 and 333-144192) of Churchill Downs Incorporated of our report dated February 27, 2013, except with respect to our opinion on the consolidated financial statements and financial statement schedule insofar as it relates to the change in the measure of segment profitability discussed in Note 19, as to which the date is December 9, 2013 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this current report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
Louisville, Kentucky
December 9, 2013